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                                                                    EXHIBIT 12.1

Computation of Ratio of Earnings to Fixed Charges
              (Dollars in Millions)

                                                                        Mar-99  Mar-98   1998     1997    1996  1995    1994
        Income before extraordinary charges and income taxes and
          minority equity                                                 27.2   12.9     71.0     20.0   37.0  186.0   188.0
        Fixed Charges                                                     10.4    5.9     24.0     34.4   38.0   34.7    26.6
        Capitalized Interest                                               1.6    0.3      3.7      3.3    8.1    2.9     2.0
                                                                          36.0   18.5     91.3     51.1   66.9  217.8   212.7

        Ratio of income to fixed charges                                  3.47   3.12     3.81     1.49   1.76   6.27    7.98

        Fixed Charges
        Interest Expense on Debt                                          10.0    5.5     22.5     32.9   37.0   34.0    26.0
        Amortization of discount on debt                                     -      -        -        -      -      -       -
        Interest portion of rental expense on operating leases             0.4    0.4      1.5      1.5    1.0    0.7     0.6
        Total                                                             10.4    5.9     24.0     34.4   38.0   34.7    26.6

        Income before extraordinary items and income taxes does not include restructuring and spin off costs

        Misc
                                                                        Mar-99  Mar-98   1998     1997    1996  1995    1994

        Gross Interest                                                    10.0    5.5     22.5     32.9   37.0   34.0    26.0
        Capitalized Interest                                              -1.6   -0.3     -3.7     -3.3   -8.1   -2.9    -2.0
        Interest Income                                                   -1.4   -0.2     -3.3     -1.2   -1.0   -3.0    -5.0
        Exchange (Gains) & Losses                                          0.9    0.3     -0.3     -0.4    0.0    0.0     0.0
        Adj. Dollar Interest Charge                                       -0.6   -0.2     -1.6     -0.0    0.0    0.0     0.0
        Net Interest                                                       7.3    5.0     13.6     28.0   27.9   28.1    19.0


        Sources: Form 10 & 9810k

                                                                        Mar-99  Mar-98   1998     1997    1996  1995    1994

        Income before income taxes and minority equity                    27.2   12.9     71.0    -89.0   37.0  223.0   169.0
        Restructuring charges                                              0.0    0.0      0.0    109.0    0.0  -37.0    19.0
        Adj. Income                                                       27.2   12.9     71.0     20.0   37.0  186.0   188.0